Exhibit 99
Investor Contact:
Megan Jones
Exact Sciences Corp.
meganjones@exactsciences.com
608-535-8815

Media Contact:
Morry Smulevitz
Exact Sciences Corp.
msmulevitz@exactsciences.com
608-345-8010

For Immediate Release

Exact Sciences Announces Third Quarter 2022 Results
Reports Record Revenue, Raises Full-Year Guidance, Accelerates Path to Profitability

Third quarter highlights

•Total third quarter revenue, excluding COVID-19 testing, increased 20 percent compared to the third quarter of 2021, with Screening revenue of $361 million and Precision Oncology revenue of $151 million
•Full-year revenue guidance raised by $33 million and operating expense guidance lowered by $113 million at the midpoints
•Adjusted EBITDA profitability now expected in the third quarter of 2023, ahead of previous target of 2024

MADISON, Wis., November 3, 2022 -- Exact Sciences Corp. (Nasdaq: EXAS), a leading provider of cancer screening and diagnostic tests, today announced that the company generated revenue of $523 million for the third quarter ended September 30, 2022, compared to $456 million for the same period of 2021.

"Exact Sciences third quarter results demonstrate the strength of our business and the unique platform this team has built to engage patients and physicians," said Kevin Conroy, chairman and CEO. "As we quickly approach profitability and make more innovative cancer tests available to patients, our Cologuard® and Oncotype DX® tests, best-in-class customer experience, broad sales and marketing reach, and powerful lab and technology foundation will continue to gain momentum and help achieve our vision to eradicate cancer."

Third quarter 2022 financial results

For the three-month period ended September 30, 2022, as compared to the same period of 2021 (where applicable):

•Total revenue was $523.1 million, an increase of 15 percent, or 20 percent excluding COVID-19 testing
•Screening revenue was $360.8 million, an increase of 29 percent, or 25 percent excluding the PreventionGenetics acquisition
•Precision Oncology revenue was $151.4 million, an increase of 4 percent, or 9 percent excluding the Oncotype DX Genomic Prostate Score® test, which was divested on August 2, 2022, and the impact of foreign currency exchange rates
•COVID-19 testing revenue was $10.9 million, a decrease of 64 percent
•Gross margin including amortization of acquired intangible assets was 68 percent, and non-GAAP gross margin excluding amortization of acquired intangible assets was 72 percent
•EBITDA was $(98.1) million and adjusted EBITDA was $(13.0) million
•Cash, cash equivalents, and marketable securities were $669.1 million at the end of the quarter

Screening includes laboratory service revenue from Cologuard tests, PreventionGenetics, and immaterial revenue from Biomatrica and Oncoguard® Liver products. Precision Oncology includes laboratory service revenue from global Oncotype® products and therapy selection products, including OncomapTM and OncomapTM ExTra, formerly known as Oncotype MapTM and GEM ExTra®, respectively.

2022 outlook

The company anticipates revenue of $2,025-$2,042 million during 2022, assuming:

•Screening revenue of $1,375-$1,382 million, including $40-$42 million from PreventionGenetics,
•Precision Oncology revenue of $595-$600 million, and
•COVID-19 testing revenue of $55-$60 million.

Revenue guidance has been raised from the previously expected range of $1,980-$2,022 million, which assumed:

•Screening revenue of $1,350-$1,372 million, including $40-$42 million from PreventionGenetics,
•Precision Oncology revenue of $580-$590 million, and
•COVID-19 testing revenue of $50-$60 million.

Non-GAAP disclosure
In addition to the company's financial results determined in accordance with U.S. GAAP, the company provides non-GAAP measures that it determines to be useful in evaluating its operating performance. The company presents EBITDA, adjusted EBITDA, as well as non-GAAP gross margin and non-GAAP gross profit. EBITDA and adjusted EBITDA consist of net loss after adjustment for those items shown in the table below. The company defines non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding amortization of acquired intangible assets. The amortization of acquisition-related intangible assets used in the calculation of non-GAAP gross profit and non-GAAP gross margin pertain only to the amortization associated with developed technology acquired and recorded through purchase accounting transactions. The amortization of these intangible assets will recur in future periods until such intangible assets have been fully amortized. The company believes that these non-GAAP measures are useful in evaluating the company’s operating performance. The company uses this non-GAAP financial information to evaluate ongoing operations and for internal planning and forecasting purposes. Non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental information purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. For example, non-GAAP gross margin and non-GAAP gross profit exclude the amortization of acquired intangible assets although such measures include the revenue associated with the acquisitions. Additionally, adjusted EBITDA excludes a number of expense items that are included in net loss. As a result, positive adjusted EBITDA may be achieved while a significant net loss persists. For a reconciliation of these non-GAAP measures to GAAP, see below "EBITDA and Adjusted EBITDA Reconciliations" and “Non-GAAP Gross Profit and Non-GAAP Gross Margin Reconciliations.” Information reconciling forward-looking non-GAAP measures to U.S. GAAP measures is not available without unreasonable effort.

Third quarter conference call & webcast
Company management will host a conference call and webcast on Thursday, November 3, 2022, at 5 p.m. ET to discuss third quarter 2022 results. The webcast will be available at exactsciences.com. Domestic callers should dial 888-330-2384 and international callers should dial +1-240-789-2701. The access code for both domestic and international callers is 4437608.

An archive of the webcast will be available at exactsciences.com. A replay of the conference call will be available by calling 800-770-2030 domestically or +1-647-362-9199 internationally. The access code for the replay of the call is 4437608. The webcast, conference call, and replay are open to all interested parties.

About Cologuard
The Cologuard test was approved by the FDA in August 2014, and results from Exact Sciences’ prospective 90-site, point-in-time, 10,000-patient pivotal trial were published in the New England Journal of Medicine in March 2014. The Cologuard test is included in the American Cancer Society’s (2018) colorectal cancer screening guidelines and the recommendations of the U.S. Preventive Services Task Force (2021) and National Comprehensive Cancer Network (2016). The Cologuard test is indicated to screen adults 45 years of age and older who are at average risk for colorectal cancer by detecting certain DNA markers and blood in the stool. Do not use the Cologuard test if you have had precancer, have inflammatory bowel disease and certain hereditary syndromes, or have a personal or family history of colorectal cancer. The Cologuard test is not a replacement for colonoscopy in high risk patients. The Cologuard test performance in adults ages 45-49 is estimated based on a large clinical study of patients 50 and older. The Cologuard test performance in repeat testing has not been evaluated.

The Cologuard test result should be interpreted with caution. A positive test result does not confirm the presence of cancer. Patients with a positive test result should be referred for diagnostic colonoscopy. A negative test result does not confirm the absence of cancer. Patients with a negative test result should discuss with their doctor when they need to be tested again.

Medicare and most major insurers cover the Cologuard test. For more information about the Cologuard test, visit cologuard.com. Rx only.

About Exact Sciences’ Precision Oncology portfolio
Exact Sciences’ Precision Oncology portfolio delivers actionable genomic insights to inform prognosis and cancer treatment after a diagnosis. In breast cancer, the Oncotype DX Breast Recurrence Score® test is the only test shown to predict the likelihood of chemotherapy benefit as well as recurrence in invasive breast cancer. The Oncotype DX® test is recognized as the standard of care and is included in all major breast cancer treatment guidelines. The Oncomap™ ExTra test applies comprehensive tumor profiling, utilizing whole exome and whole transcriptome sequencing, to aid in therapy selection for patients with advanced, metastatic, refractory, relapsed, or recurrent cancer. With an extensive panel of approximately 20,000 genes and 169 introns, the Oncomap ExTra test is one of the most comprehensive genomic (DNA) and transcriptomic (RNA) panels available today. Exact Sciences enables patients to take a more active role in their cancer care and makes it easy for providers to order tests, interpret results, and personalize medicine by applying real-world evidence and guideline recommendations. To learn more, visit precisiononcology.exactsciences.com.

About PreventionGenetics
Founded in 2004 and located in Marshfield, Wisconsin, PreventionGenetics is a CLIA and ISO 15189:2012 accredited laboratory. PreventionGenetics delivers clinical genetic testing of the highest quality at fair prices with exemplary service to people around the world. PreventionGenetics has 25 PhD geneticists on staff and provides tests for nearly all clinically relevant genes including the powerful and comprehensive germline whole genome sequencing test, PGnome® and whole exome sequencing test, PGxome®. PreventionGenetics was acquired by Exact Sciences in December 2021.

About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences relentlessly pursues smarter solutions providing the clarity to take life-changing action, earlier. Building on the success of Cologuard and Oncotype tests, Exact Sciences is investing in its product pipeline to support patients before and throughout their cancer diagnosis and treatment. Exact Sciences unites visionary collaborators to help advance the fight against cancer. For more information, please visit the company's website at exactsciences.com, follow Exact Sciences on Twitter @ExactSciences, or find Exact Sciences on Facebook.

Forward-Looking Statements
This news release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results; our strategies, positioning, resources, capabilities and expectations for future events or performance; and the anticipated benefits of our acquisitions, including estimated synergies and other financial impacts.

Important factors that could cause actual results, conditions and events to differ materially from those indicated in the forward-looking statements include, among others, the following: uncertainties associated with the coronavirus (COVID-19) pandemic, including its possible effects on our operations, including our supply chain and clinical studies, and the demand for our products and services; our ability to efficiently and flexibly manage our business amid uncertainties related to COVID-19; our ability to meet our payment obligations under our indebtedness; our ability to raise additional capital in amounts and on terms satisfactory to us, if at all; our ability to successfully and profitably market our products and services; the acceptance of our products and services by patients and healthcare providers; our ability to meet demand for our products and services; the willingness of health insurance companies and other payers to cover our products and services and adequately reimburse us for such products and services; the amount and nature of competition for our products and services; the effects of any judicial, executive or legislative action affecting us or the healthcare system; recommendations, guidelines and quality metrics issued by various organizations regarding cancer screening or our products and services; our ability to successfully develop new products and services and assess potential market opportunities; our ability to effectively enter into and utilize strategic partnerships and acquisitions; our success establishing and maintaining collaborative, licensing and supplier arrangements; our ability to obtain and maintain regulatory approvals and comply with applicable regulations; our ability to manage an international business and our expectations regarding our international expansion and opportunities; the potential effects of changing macroeconomic conditions, including the effects of inflation and interest rate and foreign currency exchange rate fluctuations and any such efforts to hedge such effects; the possibility that the anticipated benefits from our business acquisitions will not be realized in full or at all or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of acquired businesses' operations or divestiture of business operations will be greater than expected and the possibility that integration or divestiture efforts will disrupt our business and strain management time and resources; the outcome of any litigation, government investigations, enforcement actions or other legal proceedings; our ability to retain and hire key personnel. The risks included above are not exhaustive. Other important risks and uncertainties are described in the Risk Factors sections of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$523,073	$456,379	$1,531,284	$1,293,275

Operating expenses
Cost of sales (exclusive of amortization of acquired intangible assets)	147,937	115,738	427,242	339,699
Research and development	90,813	75,356	299,144	297,158
Sales and marketing	187,697	196,617	635,800	577,585
General and administrative	191,968	186,541	543,410	621,897
Amortization of acquired intangible assets	23,526	23,940	74,536	70,954
Impairment of long-lived assets	5,946	20,210	12,537	20,210
Total operating expenses	647,887	618,402	1,992,669	1,927,503

Other operating loss	(13,244)	—	(13,244)	—
Loss from operations	(138,058)	(162,023)	(474,629)	(634,228)

Other income (expense)
Investment income (loss), net	(8,584)	(4,093)	(13,790)	30,524
Interest expense	(5,235)	(4,680)	(14,224)	(13,948)
Total other income (expense)	(13,819)	(8,773)	(28,014)	16,576

Net loss before tax	(151,877)	(170,796)	(502,643)	(617,652)

Income tax benefit	3,116	3,858	6,882	242,638

Net loss	$(148,761)	$(166,938)	$(495,761)	$(375,014)

Net loss per share—basic and diluted	$(0.84)	$(0.97)	$(2.82)	$(2.19)

Weighted average common shares outstanding—basic and diluted	176,997	171,978	175,935	170,978

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$235,306	$315,471
Marketable securities	433,808	715,005
Accounts receivable, net	189,206	216,645
Inventory	114,699	104,994
Prepaid expenses and other current assets	75,487	74,122
Property, plant and equipment, net	670,506	580,248
Operating lease right-of-use assets	175,945	174,225
Goodwill	2,345,180	2,335,172
Intangible assets, net	1,977,690	2,094,411
Other long-term assets, net	88,739	74,591
Total assets	$6,306,566	$6,684,884

Liabilities and stockholders' equity
Current liabilities	$423,676	$517,068
Convertible notes, net	2,184,625	2,180,232
Long-term debt	50,000	—
Other long-term liabilities	354,998	417,782
Operating lease liabilities, less current portion	184,633	182,166
Total stockholders’ equity	3,108,634	3,387,636
Total liabilities and stockholders’ equity	$6,306,566	$6,684,884

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
EBITDA and Adjusted EBITDA Reconciliations
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2022	2021	2022	2021
Net loss	$(148,761)	$(166,938)	$(495,761)	$(375,014)
Interest expense	5,235	4,680	14,224	13,948
Depreciation and amortization	48,569	46,200	148,077	135,221
Income tax benefit	(3,116)	(3,858)	(6,882)	(242,638)
EBITDA (1)	$(98,073)	$(119,916)	$(340,342)	$(468,483)
Stock-based compensation (2)	58,328	66,855	188,303	198,869
Investment loss (income)	8,584	4,093	13,790	(30,524)
Acquisition and integration costs (3)	(4,992)	10,150	(54,695)	141,401
Reduction-in-force severance (4)	—	—	14,613	—
Loss on sale of asset and divestiture related costs (5)	17,165	—	17,256	—
Impairment of long-lived assets (6)	5,946	20,210	12,537	20,210
Legal settlement (7)	—	10,064	—	10,064
Adjusted EBITDA	$(13,042)	$(8,544)	$(148,538)	$(128,463)

(1) Beginning in the first quarter of 2022, the Company made an update to its presentation of non-GAAP financial measures following guidance from the U.S. Securities and Exchange Commission (the "SEC"). The Company no longer includes research and development charges from asset acquisitions as an adjustment to EBITDA. Included in EBITDA during the nine months ended September 30, 2021, is a charge to research and development expense of $85.3 million from the Company acquiring a worldwide exclusive license to the proprietary Targeted Digital Sequencing ("TARDIS") technology from The Translational Genomics Research Institute ("TGen") in January 2021 and the Company's acquisition of PFS Genomics, Inc. in the second quarter of 2021. The acquisitions were treated as asset acquisitions under U.S. GAAP and resulted in the full amounts being charged to research and development expense.

(2) Beginning in the first quarter of 2022, the Company made an update to its non-GAAP measures policy to include the Company's 401(k) match expense in the calculation of adjusted EBITDA. The Company matches a portion of Exact Sciences employees' contributions annually in the form of the Company's common stock. Adjusted EBITDA for the three and nine months ended September 30, 2021 has been updated accordingly for comparative purposes.

(3) Represents acquisition and related integration costs incurred as a result of the Company's business combinations and asset acquisitions, a majority of which relates to our acquisition of Thrive Earlier Detection Corp. ("Thrive") for the three and nine months ended September 30, 2022 and 2021. This includes severance and accelerated vesting from post-acquisition qualified termination events, legal and other professional services, and the remeasurement of the contingent consideration liabilities in connection with business combinations. For the three and nine months ended September 30, 2022, this includes a gain of $5.9 million and $57.6 million, respectively, resulting from the remeasurement of the contingent consideration liabilities. For the three and nine months ended September 30, 2021, this includes a loss of $1.8 million and $11.0 million, respectively, resulting from the remeasurement of the contingent consideration liabilities.

(4) Represents severance, accelerated stock-based compensation expense, and international restructuring charges incurred as a result of proactive measures the Company put in place to address the impact of the inflationary environment and other macroeconomic trends.

(5) Represents the loss on the sale of the intellectual property and know-how related to the Company's Oncotype DX Genomic Prostate Score® test to MDxHealth SA and related severance, accelerated stock-based compensation, legal, and other professional service fees related to the divestiture.

(6) Represents impairment charges on the Company’s long-lived assets. For the three months ended September 30, 2022, the Company recorded insignificant impairments to a building lease, and supply agreement intangible asset due to termination of the agreement. For the nine months ended September 30, 2022, the Company also recorded an impairment on an acquired developed technology intangible asset. During the three and nine months ended September 30, 2021, the Company recorded an impairment on the supply agreement intangible asset recorded as part of the combination with Genomic Health.

(7) The Company presented a settlement offer of approximately $10 million to the United States Department of Justice ("DOJ") concerning the DOJ's investigation of Genomic Health's compliance with the Medicare Date of Service billing regulations, which was accrued for as of September 30, 2021. This represents the Company's best estimate of the probable loss for this matter, but the recorded amount may be materially adversely affected by an ultimate unfavorable resolution of this matter.

EXACT SCIENCES CORPORATION
Selected Unaudited Financial Information
Non-GAAP Gross Profit and Non-GAAP Gross Margin Reconciliations
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$523,073	$456,379	$1,531,284	$1,293,275
Cost of sales (exclusive of amortization of acquired intangible assets)	147,937	115,738	427,242	339,699
Amortization of acquired intangible assets (1)	21,296	21,214	66,250	62,957
Gross profit	$353,840	$319,427	$1,037,792	$890,619
Gross margin	68%	70%	68%	69%

Amortization of acquired intangible assets (1)	21,296	21,214	66,250	62,957
Non-GAAP gross profit	$375,136	$340,641	$1,104,042	$953,576
Non-GAAP gross margin	72%	75%	72%	74%

(1) Includes only amortization of intangible assets identified as developed technology assets through purchase accounting transactions, which otherwise would have been allocated to cost of sales.